Platform overview * We expect Opta ETNs to begin trading on February 21, 2008 * February 2008 Filed Pursuant to Rule 433 Registration Statement No. 333-134553

Table of Contents
I. Capabilities………………………………………........…………………………...….….........
II. Opta Exchange Traded Notes.....………………………………………………..……….....
III. Product Snapshots......…………….......…………………………………………….………....
IV. ETN Basics………………………………………………………………………...……….
V. Opta ETN Offerings.................................…………………………………………………...
VI. Appendix.............................................................……………….……………….…...…….
30
17
13
9
6

3 Capabilities

Among the industry leaders in three businesses
– Investment Banking
– Investment Management
– Capital Markets
• Equities
• Fixed Income
More than 40 offices and more than 29,000 employees
worldwide¹
Expertise in sophisticated financial solutions
Investment Banking
Hugh E. McGee, III
Investment Management
George H. Walker
Capital Markets
___________________________
1.     Data as of November 30, 2007
Equities
Herbert H. McDade
Fixed Income
Andrew J Morton
Awards and Recognition
#1 – Institutional Investor's 2007 "All-America
Equities Research Team" survey (5th consecutive
year)
#1 – Institutional Investor's 2007 "All-America
Fixed-Income Research Team"  (ranked #1 for 14
out of the past 18 years)
Named #1 CEO by Institutional Investors 2007 (2nd
consecutive year)
mtn-i U.S. Structured Note Dealer of the Year, 2007
Our Businesses
Lehman Brothers
Richard S. Fuld, Jr.
Chairman and Chief Executive Officer
Lehman Brothers

Neuberger Berman, a Lehman Brothers Company
Combining the qualities you have come to expect from Neuberger Berman:
Experience that comes from managing clients’ portfolios for 67 years
A commitment to do what is best for our clients
With the key attributes of Lehman Brothers:
–
Global capabilities
–
Expertise in sophisticated financial solutions
Providing our clients with a One Firm approach – which means we can deliver attractive investment solutions for our clients utilizing the full global capabilities of the firm
Since our inception, we have worked with one goal: to build and protect the wealth of our clients. Today, as a Lehman Brothers company, we continue to serve our clients with the same purpose, and with expanded capabilities to meet all of our clients’ wealth management needs.

6 Opta Exchange Traded Notes

Opta Exchange Traded Notes

Opta Exchange Traded Notes

Opta Exchange Traded Notes
Diversify into difficult-
to-reach asset classes
Simplicity Convenience
Access
Lehman Brothers
Expertise
Access to Lehman
Brothers indices
Innovation
Industry-leading indices
Listed and traded on
major exchanges*
Purchased through
brokerage accounts
Track indices (less fees)
Price transparency
www.OptaETN.com
• We expect Opta ETNs to begin trading on February 21, 2008

Opta Exchange Traded Notes
Three current offerings
Commodities:
Opta LBCI
2
Pure Beta Total Return ETN (RAW: AMEX)
– RAW tracks the LBCI Pure Beta Total Return (“LBPBTR”)
– Provides exposure to four major segments of the commodities market: energy, metals, agriculture, and livestock
Opta LBCI Pure Beta Agriculture Total Return ETN (EOH: AMEX)
– EOH tracks the LBCI Pure Beta Agriculture Total Return (“LBAGTR”)
– Provides exposure to the agriculture component of the LBCI Pure Beta: corn, coffee, sugar, wheat, cotton, soybean oil, soybean meal, and soybeans
Private Equity:
Opta S&P Listed Private Equity Index
®
Net Return ETN (PPE: NYSE Arca)
– PPE tracks the S&P Listed Private Equity Index
®
Net Return (“SPLPEQNT”)
– Provides exposure to 30 listed private equity companies whose primary businesses include private equity investing (excluding real estate income trusts and property trusts)
___________________________
1. We expect Opta ETNs to begin trading on February 21, 2008
2. “LBCI” : Lehman Brothers Commodity Index
1

9 Product Snapshots

Index Performance
___________________________
1. Source: Bloomberg, Lehman analysis, as of January 31, 2008
Note: Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance. Historical performance information for
LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31, 2001, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 5, 2008. Neither the hypothetical nor actual historical levels of the LBCI
Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs. Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs
2.         Y-axis values represent each index’s closing levels as a percentage of such index’s closing level on January 31, 2003, the date this graph begins
Performance tracks the LBCI Pure Beta Total Return (less fees)
Opta LBCI Pure Beta Total Return ETN
AMEX ticker: RAW
Provides exposure to four major segments of the commodities market: energy, metals, agriculture, and livestock
Historically, commodities have had low or negative correlations with the returns of other asset classes (but there is no guarantee this will continue in the future)
May provide a potential hedge against inflation
50
100
150
200
250
300
350
Jan-03 Jul-03 Jan-04 Jul-04 Jan-05 Jul-05 Jan-06 Jul-06 Jan-07 Jul-07 Jan-08
Index
2
LBCI Pure Beta Total Return S&P 500 Index
®
Total Return Lehman Brothers US Aggregate Bond Index Total Return
1

Performance tracks the LBCI Pure Beta Agriculture Total Return (less fees)
Opta LBCI Pure Beta Agriculture Total Return ETN
AMEX ticker: EOH
Provides exposure to eight futures contracts broken down into grains (corn, soybean meal, soybean oil, soybeans, and wheat) and softs (coffee, cotton, and sugar)
Historically, commodities have had low or negative correlations with the returns of other asset classes (but there is no guarantee this will continue in the future)
Potentially benefit from growing global demand for alternative energy (bio-fuels)
___________________________
1. Source: Bloomberg, Lehman analysis, as of January 31, 2008
Note: Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance. Historical performance information for
LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31, 2001, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 5, 2008. Neither the hypothetical nor actual historical levels of the LBCI
Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs. Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs
2.         Y-axis values represent each index’s closing levels as a percentage of such index’s closing level on January 31, 2003, the date this graph begins
Index Performance
50
100
150
200
250
Jan-03 Jul-03 Jan-04 Jul-04 Jan-05 Jul-05 Jan-06 Jul-06 Jan-07 Jul-07 Jan-08
Index
2
LBCI Pure Beta Agriculture Total Return S&P 500 Index
®
Total Return Lehman Brothers US Aggregate Bond Index Total Return
1

Performance tracks the S&P Listed Private Equity Index
®
Net Return (less fees)
Opta S&P Listed Private Equity Index Net Return ETN
NYSE Arca ticker: PPE
Provides exposure to 30 listed private equity companies whose primary businesses include private equity investing
(excluding real estate income trusts and property trusts)
___________________________
1. Source: Bloomberg, Lehman analysis, as of January 31, 2008
Past performance may not necessarily be indicative of future performance
The inception date of the S&P Listed Private Equity Index
®
is November 21, 2003. Net return reflects net of applicable taxes
2.         Y-axis values represent each index’s closing levels as a percentage of such index’s closing level on January 31, 2003, the date this graph begins
Index Performance
50
100
150
200
250
Nov-03 Apr-04 Sep-04 Feb-05 Jul-05 Dec-05 May-06 Oct-06 Mar-07 Aug-07 Jan-08
Index
2
S&P Listed Private Equity Index
®
Net Return Lehman Brothers US Aggregate Bond Index Total Return S&P 500 Index
®
Total Return
®
1

13 ETN Basics

The Indicative Value of the Opta ETNs reflects the performance of the underlying index less accrued investor fees¹
Indicative Value
Sell on an exchange during trading hours
Require the Issuer to redeem (buy back) for a cash payment equal to the applicable
Indicative Value of the Opta ETNs (subject to minimum size requirements)
Hold until maturity and receive a cash payment equal to the applicable Indicative
Value of the Opta ETNs from the Issuer
Liquidation Options
The Issuer charges investor fees that accrue over the term of the ETN Investor Fees
Typically, no periodic coupon payments or cash distributions prior to maturity or sale
Distributions
Investors are allowed to short sell both on an up-tick and down-tick; securities must be borrowed before they can be sold short
Debt securities listed and traded on NYSE Arca or AMEX
Can be purchased through a brokerage account
Registered, senior, unsecured debt securities of Lehman Brothers Holdings Inc. (the
“Issuer”)
Do not represent ownership in the underlying assets
Short Selling
Exchange Listed
Definition
Introduction to Opta ETNs
___________________________
1. Please refer to page 31 of this presentation for the definition of ETN Intraday Indicative Value (IIV)
Provides exposure to the performance of the underlying index (less fees)

Comparison of Exchange Traded Investments
____________________
1. Open-ended mutual funds
2. Some ‘ETFs’ are actually registered as trusts, partnerships or commodity pools
3. Repurchases are subject to minimum size requirement
4. Source: Strategic Insight December 31, 2007. Fees represent 5 th
to 95
th
percentile range of entire ETF and Index Mutual Fund universe. ETN fee range reflects the range of all currently-available ETNs
ETNs compared to ETFs and Index Mutual Funds
N/A (perpetual) N/A (perpetual) Typically 15 to 30 years
Maturity
End-of-day NAV Intraday Intraday
Pricing
0.01% - 1.59% 0.14% - 0.82% 0.40% - 1.25%
Annual Fees
4
Fund manager obligated to deliver
NAV upon sale
Fund manager obligated to deliver
NAV upon redemption
ETN Issuers are obligated
to deliver the index
performance less fees
in cash (upon redemption
or maturity)
Tracking Error
Via an exchange (intraday), or
in-kind redemption by the Issuer
(daily)³
N/A
Represents a stake in the
underlying assets
Registered Investment Company
(often, but not always)²
ETF
Only via sale at the market-close
NAV (daily)
Via an exchange (intraday), or
cash repurchase by the Issuer
(daily)³
Liquidity
N/A
Subject to the Issuer’s capacity
to pay
Credit Risk
Represents a stake in the
underlying assets
Senior, unsecured debt securities
of the Issuer
Ownership
Registered Investment Company SEC-registered debt security
Issuance Type
Index Mutual Fund¹
ETN

Select Risks and Considerations of Opta ETNs
1
Even though Opta ETNs are listed on major U.S. exchanges, there is no guarantee that an active and liquid secondary trading market will develop
Liquidity Risk
Except for certain ETNs linked directly to a foreign currency exchange rate, Lehman
Brothers intends to treat ETNs for tax purposes as cash-settled financial contracts linked to the relevant index
Assuming this treatment is correct, the investor should recognize capital gain or loss upon the sale, redemption or maturity of an ETN in an amount equal to the difference between the amount received at such time and the tax basis in the ETN
There may be future legislative or other regulatory changes related to the tax treatment of an ETN investment. Investors should consult their tax advisor
Tax Treatment
Typically, ETNs do not provide for any periodic payments or cash distributions until maturity or sale (few exceptions on competitor platforms)
No Interim Payments
The Issuer of the ETN charges investor fees that accrue over the term of the ETN
Accordingly, the ETN return will be lower than the underlying index return
ETN investors are exposed to changes in the index to which the ETNs are linked
ETNs are structured to reflect the appreciation or depreciation of that index in the ETN’s trading price (investors may lose part or all of their investment)
ETNs are registered, senior, unsecured debt securities of the Issuer
Any payment is subject to the Issuer’s capacity to pay
Investor Fees
Market Risk
Issuer Credit Risk
1. Investing in ETNs involves risks, some of which are summarized herein.   You should review the relevant offer documentation for a full discussion of risks
2. Lehman Brothers does not provide tax advice. Please consult your tax advisor
2

17 Opta ETN Offerings

Opta LBCI Pure Beta Total Return ETN
Index Methodology
The LBCI Pure Beta is a second-generation commodities index
First-generation commodity indices:
– May be susceptible to front-running by arbitrageurs: rolling of futures contracts each month follows predictable pattern within a concentrated time period
– Do not attempt to take advantage of positive “roll yield”, which exists when longer-dated futures contracts are less expensive than shorter-dated futures contracts
Second-generation commodity indices:
– Rolling of futures contracts each month happens over a longer time period
– Use a quarterly algorithm to dynamically select futures contracts in which to invest
– May enhance returns by increasing “roll yield” by offering the ability to invest in longer-dated futures contracts
– The relative weights of different commodity sub-sectors in LBCI Pure Beta vary dynamically in view of recent returns. Therefore, the index sector allocations may differ widely over time as a function of recent returns of individual commodities
ETN Description
AMEX ticker: RAW
Annual investor fee: 0.85%
Underlying index: Lehman Brothers Commodity Index Pure Beta Total Return (LBPBTR)
Provides exposure to four major segments of the commodities market: energy, metals, agriculture, and livestock
Second-generation indices were created to address certain issues with first-generation indices

LBCI Pure Beta Total Return
Energy
61%
Livestock
4%
Metal
27%
Agriculture
8%
Index Sector Allocation
37%
11%
9%
7%
7%
6%
5%
3%
3%
2%
Crude Oil
Copper
Natural Gas
Heating Oil
Gasoline
Aluminium
Gold
Soybeans
Nickel
Lean Hogs
Annualized Returns
Performance of Tracked Index
0.03 3.6% 4.7% 6.4% 8.5% Lehman Brothers US Aggregate Bond Index
Total Return
0.03 9.0% 12.0% 5.8% -2.3% S&P 500 Index
®
Total Return
0.91 13.7% 13.5% 10.2% 20.9% Dow Jones AIG Index Total Return
0.96 19.9% 24.9% 13.0% 40.7% GS Enhanced Commodity Index Total Return
1.00 17.9% 26.4% 13.6% 38.5% LBCI Pure Beta Total Return (LBPBTR)
Correlation to
LBPBTR
Standard
Deviation
5 Year 2 Year 1 Year
___________________________
1. Source: Bloomberg, Lehman analysis, as of January 31, 2008
2. The historical correlations of LBCI Pure Beta returns relative to other major asset classes shown above may not be indicative of future correlations. Future correlations may be greater or lesser than those experienced in the past
Note: Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance. Historical performance information for LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31, 2001, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 5, 2008. Neither the hypothetical nor actual historical levels of the LBCI Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs. Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs
2
Index Top 10 Holdings
1
1
1

Commodity returns historically have had low or negative correlation with the returns of other major asset classes  . Therefore, adding commodities exposure may enhance risk-adjusted returns and may reduce the overall volatility of a portfolio.
Commodities may perform well when inflation is high  , which may make them a good hedge against inflation
Demand from emerging economies, such as China and India, may keep demand for commodities high. Accordingly, commodities may have a positive correlation with global economic growth
Investment Thesis
Determined by supply and demand interaction in the global market
Supply and demand may be affected by factors like the weather, geo-
political events, other supply constraints, and speculation
Commodities are physical goods used in the manufacturing process
Goods that the world uses on a daily basis, such as oil, natural gas, gold, wheat, coffee, lean hogs and gasoline
Fundamental Drivers
Definition
Basics of Commodities
1. However, there is no guarantee that historical correlations will recur
1
1

Prices are susceptible to a variety of factors, including the weather, political climate, trade policy, interest rates, and speculation
Regulatory, Economic, and
Geopolitical Risks
Commodities are consumption assets, as well as investment assets, which makes them prone to higher volatility. Supply shocks may be exacerbated by speculative investments
Volatility
Select Considerations and Risks of Commodities

Opta LBCI Pure Beta Agriculture Total Return ETN
ETN Description
AMEX ticker: EOH
Annual investor fee: 0.85%
Underlying index: LBCI Pure Beta Agriculture Total Return (LBAGTR)
Provides exposure to eight futures contracts between grains (corn, soybean meal, soybean oil, soybeans, and wheat)
and softs (coffee, cotton, and sugar)
The ETN offers a simple and convenient way to gain exposure to a basket of agricultural commodities
Index Methodology
LBCI Pure Beta Agriculture Total Return is a sub-index of LBCI Pure Beta, a second-generation commodities index
Second-generation commodity indices:
– Rolling of futures contracts each month happens over a longer time period
– Use a quarterly algorithm to dynamically select futures contracts in which to invest
– May enhance returns by increasing “roll yield” by offering the ability to invest in longer-dated futures contracts
– The relative weights of different commodity sub-sectors in LBCI Pure Beta vary dynamically in view of recent returns. Therefore, the index sector allocations may differ widely over time as a function of recent returns of individual commodities

Softs
25%
Grains
75%
LBCI Pure Beta Agriculture Total Return
Index Sector Allocation Index Top 10 Holdings
___________________________
1. Source: Bloomberg, Lehman analysis, as of January 31, 2008
2. The historical correlations of LBCI Pure Beta Agriculture returns relative to other major asset classes shown above may not be indicative of future correlations. Future correlations may be greater or lesser than those experienced in the past
Note: Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance.
Historical performance information for LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31, 2001, to October 10, 2007, calculated based on a level for the Index that was set to 100  on June 30, 2006 (to correspond to the initial levels of the Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 5, 2008. Neither the hypothetical nor actual historical levels of the LBCI Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs. Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs
Performance of Tracked Index
0.14
3.6% 4.7% 6.4% 8.5% Lehman Brothers US Aggregate Bond Index
Total Return
0.20
9.0% 12.0% 5.8% -2.3% S&P 500 Index
®
Total Return
0.27 13.7% 13.5% 10.2% 20.9% Dow Jones AIG Index Total Return
0.90 13.7% N/A N/A 28.2% Rogers Agriculture Index Total Return
1.00 20.6% 18.7% 31.5% 54.8% LBCI Pure Beta Agriculture Total Return
(LPAGTR) 2
Correlation to
LPAGTR
Standard
Deviation
5 Year 2 Year 1 Year
Annualized Returns
40%
17%
11%
11%
7%
7%
4%
4%
Soybeans
Sugar
Soybean Meal
Corn
Wheat
Soybean Oil
Coffee
Cotton
1
1 1

Determined by supply and demand interaction in the global market
Demand is driven by factors such as population changes, dietary preferences, industrial uses, development of alternative energy sources (e.g., ethanol), government policy, and speculation
Supply depends on factors such as weather changes, seasonal factors, and government policy
Fundamental Drivers
Possibility of increased demand for agricultural commodities in the global bio-
fuels industry as many countries attempt to decrease their dependence on petroleum-based energy
Food prices are an important input for inflation indices. Agricultural commodity prices may tend to rise in tandem with inflation
Food is a key component of household expenditure. Rising food prices may negatively impact industries that are particularly dependant on consumer spending. Agricultural commodities may help diversify a portfolio with exposure to such industries
Subset of the commodity asset class consisting of goods produced through agricultural activities
Commonly traded agricultural commodities include:
– Grains: corn, soybean meal, soybean oil, soybeans, and wheat
– Softs: coffee, cotton, and sugar
Investment Thesis
Definition
Basics of Agricultural Commodities
1. However, there is no guarantee that historical correlations will recur
1
1

Select Considerations and Risks of Agriculture Commodities
Market prices of agricultural commodities may fluctuate rapidly based on numerous factors, including changes in supply and demand, weather, trade, fiscal, monetary and exchange control programs, global political and economic events and policies, disease, technological developments, changes in interest rates and growth rates in the global economy, and trading activities in agricultural and other commodities
These and other factors may cause the prices of underlying commodities, the level of the tracked index, and the value of the linked ETNs to move in unpredictable directions
Regulatory, Economic, and
Geopolitical Risks
Physical agricultural commodity prices are influenced by global supply and demand
Trading in commodities is speculative and can be extremely volatile
Volatility

Opta S&P Listed Private Equity Index Net Return ETN
ETN Description
NYSE Arca Symbol: PPE
Annual investor fee: 0.75%
Tracks the S&P Listed Private Equity Index Net Return (SPLPEQNT)
Provides exposure to 30 listed private equity companies whose primary business is private equity investing
(excluding real estate income trusts and property trusts)
Geographically diversified exposure to a basket of private equity companies
Index Methodology
This Index is a rules-based net return index, reflecting the changes in stock prices of the underlying companies
(including dividends, net of applicable taxes; please see prospectus for details)
The Index uses quantitative and qualitative criteria for constituent selection (size, liquidity, exposure and activity requirements), and employs a liquidity-driven weighting scheme to selected constituents. The Index is rebalanced semi-annually
®
®

Index Sector Allocation
Buyout
81%
Venture
Capital
19%
Index Top 10 Holdings
S&P Listed Private Equity Index
®
Net Return ETN
___________________________
1.      Source: Bloomberg, Lehman analysis, as of January 31, 2008
Note : The historical correlations of private equity returns relative to other major asset classes shown above may not be indicative of future correlations. The information furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the future performance of private equity relative to other major asset classes. Future correlations may be greater or lesser than those experienced in the past
2. The inception date of the S&P Listed Private Equity Index
®
is November 21, 2003. Net return reflects net of applicable taxes
Performance of Tracked Index
Annualized Returns
0.07 3.1% 4.8% 6.4% 8.5% Lehman Brothers US Aggregate Bond Index
Total Return
0.76 8.5% 8.3% 5.8% -2.3% S&P 500 Index
®
Total Return
1.00 14.6% 11.2% -1.0% -20.3% S&P Listed Private Equity Index
®
Net
Return
(SPLPEQNT)
2
Correlation to
SPLPEQNT
Standard
Deviation
Since Inception
2
2 Year 1 Year
7.9%
7.6%
7.6%
6.8%
6.6%
5.0%
4.5%
4.3%
4.1%
4.1%
3I Group
American Capital Strategies Ltd
The Blackstone Group
Fortress Investment
SVB Financial Group
Onex Corp
Intermediate Capital Group
Ares Capital Corp
Eurazeo
KKR Private Equity Investors LLP
1
1
1

Basics of Private Equity
Private equity funds generate profits when they sell their stake in private companies at a higher price than they originally paid, usually by taking the company public or selling to another investor
The ability of private equity managers to influence business strategy and operations in the absence of public market scrutiny may increase the value of the company
Fundamental Drivers
Modern portfolio theory suggests that an investor’s portfolio should have exposure to every asset class. Non-QP investors may be otherwise limited in their ability to gain private equity exposure
Private equity firms typically provide medium-to-long-term funding to unlisted companies in return for an equity stake
Private equity investments may be divided into two categories: venture capital investing and buyout investing
Investment Thesis
Definition

Investments in ETNs linked to an index tracking listed private equity companies may perform differently than direct investments in the funds of private equity companies
Nature of Investment
There may be legislative action that would affect the taxability of private equity investments. Investors should consult their tax advisor
Tax Treatment
As a result of the active investment style and the confidentiality of much of the investment information involved, assessing the relative merits of different private equity fund managers may be more complex than that of other fund managers
Assessment of Manager Quality
Private equity investments may be particularly susceptible to economic cycles.
Private equity firms rely heavily on the capital markets both for raising funds and realizing returns on investments
Economic Cycles
Select Considerations and Risks of Private Equity

30 Appendix

Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance. Historical performance information for LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31,
2001, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the
Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to
February 5, 2008.
Neither the hypothetical nor actual historical levels of the LBCI Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs.  Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs.
In addition to being able to trade ETNs on an exchange, investors also have the option to sell large blocks of ETNs back to the issuer on a daily basis. The indicative value is meant to approximate the intrinsic economic value of an Opta ETN, and is the price at which the Issuer stands ready to repurchase the
ETNs (subject to a minimum size requirement; please see the relevant prospectus for details). The ETN Intraday Indicative Value (IIV) is calculated as follows:
Intraday Indicative Value = Principal Amount per ETN
×
(Current Index Level/Index Level at Inception)
×
Fee Factor
Where:
Principal Amount per ETN = $50
Fee Factor = (1- Annual Investor Fee)
(Number of days elapsed since inception/365)
LBCI Pure Beta Index
ETN Intraday Indicative Value (IIV)

Important Information
Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or
SEC, for this offering. Before you invest, you should read this free writing prospectus together with the pricing supplement dated February 13, 2008 and the accompanying base prospectus dated May 30, 2006, as supplemented by the MTN prospectus supplement dated May 30, 2006 relating to our Series I medium-term notes of which the Opta ETNs are a part.  Buyers should rely upon the accompanying base prospectus and MTN prospectus supplement, the pricing supplement, this free writing prospectus and any other relevant terms supplement for complete details. The pricing supplement, together with the base prospectus and MTN prospectus supplement, contain the terms of the Notes and supersede all prior or contemporaneous communications concerning the Opta ETNs. To the extent that there are any inconsistencies among this free writing prospectus, the pricing supplement, the base prospectus and the MTN prospectus supplement, the pricing supplement shall supersede this free writing prospectus, the base prospectus and the MTN prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Opta ETNs. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR
®
) at
www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-
603-5847.
IRS Circular 230 Disclosure:
Neither Lehman Brothers Inc. nor its employees provide tax or legal advice. Accordingly, please be advised that any discussion of U.S. tax matters contained within this communication (including any attachments) is not intended or written to be used and cannot be used for the purpose of (i) avoiding
U.S. tax related penalties or (ii) promoting, marketing, or recommending to another party any transaction or matter addressed herein.
Last updated February 14, 2008